UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


                                           Commission File Numbers:    333-23893
                                                                    333-23893-01
                                                                    333-23893-02
                                                                    333-23893-03
                                                                    ------------


                               CFP HOLDINGS, INC.
                                 CFP GROUP, INC.
                           CUSTOM FOOD PRODUCTS, INC.
                                    QFAC, LLC
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           (Exact name of registrants as specified in their charters)


      1117 West Olympic Blvd., Montebello, California 90640 (323) 727-0900
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    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


                    11 5/8% Series B Senior Guaranteed Notes
                         (issued by CFP Holdings, Inc.)
   --------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
   --------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    |X|                    Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(1)(ii)   |_|                    Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(i)    |_|                    Rule 12h-3(b)(2)(ii)     |_|
Rule 12g-4(a)(2)(ii)   |_|                    Rule 15d-6               |X|
Rule 12h-3(b)(1)(i)    |_|

     Approximate number of holders of record as of the certification or notice date: 8

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.


                                            CFP HOLDINGS, INC.
                                            CFP GROUP, INC.
                                            CUSTOM FOOD PRODUCTS, INC.
                                            QFAC, LLC


Date: February 15, 2001                     By:  /s/ Eric W. Ek
                                                --------------------------------
                                                 Name:   Eric W. Ek
                                                 Title:  President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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